NEWS RELEASE

Coeur Reports Third Quarter Production Results
Raising Full-Year Gold Production Guidance Following 27% Increase in Rochester Gold Production
Chicago, Illinois - October 6, 2014 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary third quarter production of 4.3 million ounces of silver and 64,989 ounces of gold, or 8.2 million silver equivalent ounces1.
Quarterly Production Results1
3Q 2014 Operational Results1
Third quarter operational highlights for each of the Company's mines are provided below.

Palmarejo, Mexico	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Underground Operations:
Tons mined	169,656	177,359	209,854	237,384	219,909
Average silver grade (oz/t)	4.92	6.15	5.95	6.00	4.73
Average gold grade (oz/t)	0.10	0.11	0.11	0.14	0.11
Surface Operations:
Tons mined	343,001	320,583	358,222	361,493	385,379
Average silver grade (oz/t)	3.09	3.72	3.50	3.49	3.49
Average gold grade (oz/t)	0.03	0.03	0.03	0.03	0.03
Processing:
Total tons milled	518,212	534,718	571,345	595,803	583,365
Average recovery rate – Ag	82.7%	75.6%	73.3%	74.5%	81.8%
Average recovery rate – Au	86.9%	78.9%	78.0%	80.6%	87.6%
Silver production ounces (000's)	1,533	1,761	1,820	1,994	1,918
Gold production ounces	22,514	23,706	25,216	35,486	29,893
Silver equivalent production ounces (000's)	2,884	3,183	3,333	4,123	3,712

1. Silver equivalence calculated using a 60:1 silver to gold ratio.

•
Tons milled continued to decrease in line with the previously announced strategy to gradually reduce open-pit and underground mining at Palmarejo over the next year and begin higher-margin underground production at Guadalupe.

•	Silver and gold recoveries improved as a result of process improvements and better management of the sources of ore in the process plant.

•	Production from lower-grade areas of the mine caused a decline in the average silver grade, particularly underground, however higher silver grades are expected in the fourth quarter.

Rochester, Nevada	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Tons placed	3,892,421	3,329,582	3,640,861	4,569,588	2,678,906
Average silver grade (oz/t)	0.51	0.58	0.59	0.57	0.53
Average gold grade (oz/t)	0.005	0.003	0.003	0.002	0.003
Silver production ounces (000's)	1,156	1,112	750	712	595
Gold production ounces	11,702	9,230	8,192	7,890	4,824
Silver equivalent production ounces (000's)	1,858	1,666	1,242	1,185	884

•
Silver production increased 4% and gold production increased 27% compared to the second quarter at Rochester. On a silver-equivalent basis, production increased 12% from the second quarter and 110% compared to the third quarter of 2013.

•	Average silver grade declined in the third quarter, however the average gold grade increased to the highest level in more than a year.

•	Coeur has increased its 2014 gold production guidance for Rochester to 38,000 - 42,000 ounces due to the strong gold production.

Kensington, Alaska	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Tons milled	145,097	163,749	159,697	149,246	147,427
Average gold grade (oz/t)	0.23	0.18	0.17	0.26	0.20
Average recovery rate	93.0%	94.5%	94.5%	96.0%	96.5%
Gold production ounces	30,773	28,089	25,428	36,469	28,323

•	Significantly higher average gold grade drove a 10% sequential increase in gold production at Kensington in the third quarter, despite an 11% decline in tons milled due to maintenance downtime.

San Bartolomé, Bolivia	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Tons milled	471,938	437,975	385,375	451,660	428,884
Average silver grade (oz/t)	3.70	3.86	3.88	3.79	3.89
Average recovery rate	86.5%	87.5%	90.5%	87.6%	91.5%
Silver production ounces (000's)	1,509	1,481	1,355	1,498	1,528

•	Third quarter production results were consistent with prior quarters.

Endeavor, Australia	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Silver production ounces (000's)	141	111	147	115	142

•	Silver production received from the Company’s silver stream from the Endeavor mine in Australia increased by 27% in the third quarter.
2014 Production Outlook
Coeur's 2014 total silver and gold production guidance is shown below. The Company has increased the production range for gold due to stronger gold production from Rochester.

(silver and silver equivalent ounces in thousands)	Silver	Gold	Silver Equivalent[1]
Palmarejo, Mexico	6,700 - 7,000	84,000 - 90,000	11,740 - 12,400
San Bartolomé, Bolivia	5,700 - 6,000	—	5,700 - 6,000
Rochester, Nevada	4,100 - 4,400	38,000 - 42,000	6,380 - 6,920
Endeavor, Australia	500 - 600	—	500 - 600
Kensington, Alaska	—	107,000 - 112,000	6,420 - 6,720
Total	17,000 - 18,000	229,000 - 244,000	30,740 - 32,640

Financial Results and Conference Call
Coeur will report its full operational and financial results for the third quarter on November 5, 2014 after the New York Stock Exchange closes for trading. There will be a conference call on November 6, 2014 at 11:00 a.m. Eastern time.
Dial-In Numbers:  (877) 768-0708 (US and Canada)
                              (660) 422-4718 (International)

Conference ID:    716 78 102

The conference call and presentation will also be webcast on the Company’s website coeur.com.

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer; Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer; Hans Rasmussen, Vice President, Exploration; Joe Phillips, Senior Vice President and Chief Development Officer; and other members of management.

A replay of the call will be available through November 20, 2014.
      Replay Numbers:   (855) 859-2056 (US and Canada)
                               (404) 537-3406 (International)

About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo mine in Mexico, and the Zaruma mine in Ecuador. In addition, the Company owns strategic investment positions in several silver and gold development companies with projects in North and South America and has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5842
coeur.com

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, margins, recovery rates, the re-scoped mine plan for Palmarejo, and future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.